Exhibit 4.5

[FORM OF PURCHASE OPTION TO BE ISSUED TO THE REPRESENTATIVE]

THE HOLDER (AS DEFINED HEREIN) OF THIS PURCHASE OPTION (AS DEFINED HEREIN) BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL NOT SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF, EITHER DIRECTLY OR INDIRECTLY, THIS PURCHASE OPTION, EXCEPT AS PROVIDED IN SECTION 3.1 HEREOF.

THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO THE LATER OF (I) THE CONSUMMATION BY THE COMPANY (AS DEFINED HEREIN) OF A BUSINESS COMBINATION (AS DEFINED HEREIN) AND (II)             , 2006.

THIS PURCHASE OPTION SHALL TERMINATE AND BE VOID IF NOT EXERCISED IN ACCORDANCE WITH SECTION 2 HEREOF BY 5:00 P.M., NEW YORK TIME, ON                     , 2010, AND ALL RIGHTS OF THE HOLDER UNDER THIS PURCHASE OPTION SHALL THEREUPON CEASE AND EXPIRE.

UNIT PURCHASE OPTION

FOR THE PURCHASE OF

1,000,000 UNITS

OF

TAC ACQUISITION CORP.

1. Purchase Option; General Terms.

THIS CERTIFIES THAT, in consideration of $100.00 duly paid by or on behalf of Wedbush Morgan Securities Inc. (“WMS”) as registered owner (“Holder”), of this unit purchase option (this “Purchase Option”), to TAC Acquisition Corp., a Delaware corporation (the “Company”), Holder is entitled, at any time or from time to time after the later of (i) the consummation of a Business Combination and (ii)                     , 2006 (the “Commencement Date”), and at or before 5:00 p.m., New York time, on                     , 2010 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to 1,000,000 units (the “Units”) of the Company, each Unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and two warrants, each of which are exercisable for one share of Common Stock (each, a “Warrant”), expiring at 5:00 p.m., New York time, on                     , 2010, as discussed in Section 2 hereof. The Purchase Option and the underlying Units, Common Stock and Warrants were initially registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-1 (No. 333-123382) (the “Registration Statement”) relating to the public offering of the Company’s units (the “Offering”), which Registration Statement was declared effective on                     , 2005 (the “Effective Date”).

For purposes of this Purchase Option and the exercise of any right hereunder, the term “Holder” shall mean, as of any date, WMS and/or any permitted transferee in accordance with Section 3.1 hereof that is validly holding this Purchase Option as of such date and for purpose of Section 5, WMS or any such transferee that is holding Units issued upon exercise of this Purchase Option (or securities underlying such Units) as of such date.

Each Warrant shall be same as the warrants being sold in the Offering to the public (the “Public Warrants”) except that the Warrants shall have an exercise price of $6.65 per share (the “Warrant Exercise Price”), subject to adjustment as provided in Section 6 hereof. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option. This Purchase Option is initially exercisable at $7.50 per Unit so purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Unit and the number of Units (and shares of Common Stock and Warrants) to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price of the Units of $7.50 per Unit, as may be adjusted pursuant to Section 6 hereof.

As used herein, the term “Business Combination” shall mean the acquisition by the Company, whether by merger, capital stock exchange, asset acquisition or other similar type of combination, of one or more operating businesses in the technology-related sector, having, collectively, a fair market value (as calculated in accordance with the Company’s Amended and Restated Certificate of Incorporation) of at least 80% of the Company’s net assets at the time of such merger, capital stock exchange, asset acquisition or other similar type of combination.

As used herein, the term “Business Day” shall mean any day, except a Saturday, Sunday or legal holiday on which the banking institutions in the City of New York are authorized or obligated by law or executive order to close.

2. Exercise.

2.1 Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto as Exhibit A (the “Exercise Form”) must be duly executed, completed and delivered to the Company, together with this Purchase Option and full payment of the aggregate Exercise Price for all the Units being purchased, which shall be payable in cash or by certified check or official bank check (except to the extent provided by Section 2.4 below).

2.2 Expiration of Purchase Option. Except for the registration rights granted pursuant to Section 5 hereof (insofar as such rights apply to the Common Stock and Warrants included in the Units issuable upon exercise of this Purchase Option), this Purchase Option shall terminate and be void if both a duly executed Exercise Form and full payment of the aggregate Exercise Price relating thereto (except to the extent provided by Section 2.4 below) are not received by 5:00 p.m., New York time, on                     , 2010, and all rights the Holders under this purchase option shall cease and expire. If the Expiration Date is a day other than a Business Day, then this Purchase Option may be exercised on the next succeeding Business Day in accordance with the terms herein.

2.3 Legend. Each certificate for the securities purchased under this Purchase Option shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Act”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE LAW. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW.”

2.4 Cashless Exercise.

2.4.1 Determination Of Amount. In lieu of the payment of the Exercise Price multiplied by the number of Units for which this Purchase Option is exercisable (and in lieu of being entitled to receive Common Stock and Warrants) in the manner required by Section 2.1, each Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option held by such Holder into Units (the “Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to such Holder (without payment by such Holder of any of the Exercise Price in cash) that number of shares of Common Stock and Warrants comprising that number of Units equal to the quotient obtained by dividing (x) the Value (as defined below) of the portion of the Purchase Option being converted by (y) the Current Market Value (as defined below). As use herein, the term “Value” of the portion of the Purchase Option being converted shall equal the remainder derived from subtracting (a) (i) the Exercise Price multiplied by (ii) the number of Units underlying the portion of this Purchase Option being converted from (b) (i) the Current Market Value of a Unit multiplied by (ii) the number of Units underlying the portion of the Purchase Option being converted. As used herein, the term “Current Market

Value” per Unit at any date means the remainder derived from subtracting (x) (i) the exercise price of the Warrants multiplied by (ii) the number of shares of Common Stock issuable upon exercise of the Warrants underlying one Unit from (y) (i) the Current Market Price (as defined below) of the Common Stock multiplied by (ii) the number of shares of Common Stock underlying one Unit, which shall include the shares of Common Stock underlying the Warrants included in such Unit. The “Current Market Price” of a share of Common Stock shall mean (i) if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or the OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the last sale price of the Common Stock in the principal trading market for the Common Stock as reported by the exchange or Nasdaq, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market, Nasdaq SmallCap Market or the OTC Bulletin Board (or successor such as the Bulletin Board Exchange), but is traded in the residual over-the-counter market, the closing bid price for the Common Stock on the last trading day preceding the date in question for which such quotations are reported by the Pink Sheets, LLC or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Board of Directors of the Company shall determine, in good faith.

2.4.2 Mechanics Of Cashless Exercise. The Conversion Right may be exercised by any Holder of this Purchase Option on any business day on or after the Commencement Date and not later than the Expiration Date by delivering the Purchase Option with the duly executed exercise form attached hereto with the cashless exercise section completed to the Company, exercising the Conversion Right and specifying the total number of Units such Holder will convert pursuant to such Conversion Right.

2.4.3 Warrant Exercise. Any Warrants underlying the Units shall be issued pursuant to and subject to the terms and conditions set forth in the Warrant Agreement, entered into by and between the Company and The Bank of New York, dated as of                     , 2005; provided, that the exercise price of the Warrants shall be as set forth herein.

3. Transfer.

3.1 General Restrictions. The registered Holder of this Purchase Option, by its acceptance hereof, agrees that it will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of this Purchase Option; provided, however, that such Holder may transfer or assign this Purchase Option in whole or in part to (i) any entity participating as an underwriter in the Offering, including WMS (each, an “Underwriter”), (ii) upon prior written notice to the Company, a subsidiary or affiliate of an Underwriter, or (iii) with the prior written consent of the Company, any other third-party; provided, that, in each case, such entity, subsidiary, affiliate or third party shall agree to be bound by the terms of this Section 3.1

3.2 Restrictions Imposed By The Act. The securities evidenced by this Purchase Option shall not be transferred by any Holder unless and until (i) the Company has received the opinion of counsel for such Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company (the Company hereby agreeing that an opinion from Cooley Godward LLP or another nationally recognized law firm, which is in form and substance reasonably satisfactory to the Company, shall be deemed satisfactory evidence of the availability of an exemption), or (ii) a registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “SEC”) and compliance with applicable state securities law has been established to the reasonable satisfaction of the Company.

4. New Purchase Options To Be Issued.

4.1 Partial Exercise Or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay the aggregate Exercise Price (except to the extent provided by Section 2.4 above) and/or any transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Units purchasable hereunder as to which this Purchase Option has not been, to date, previously exercised or assigned. In addition, the Company shall cause to be delivered to any permitted transferee without charge a new Purchase Option of like tenor to this Purchase Option in the name of such transferee evidencing the right of such transferee to purchase the number of Units purchasable hereunder as to which this Purchase Option has been transferred to such transferee.

4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a reasonably sufficient bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5. Registration Rights.

5.1 Demand Registration.

5.1.1 Grant Of Right. Subject to the other terms and conditions set forth herein, the Company, upon the Initial Demand Notice (defined below) of the Holders representing at least 51% of (i) the Purchase Options then outstanding, (ii) the underlying Units then outstanding, (iii) the underlying Warrants then outstanding, and (iv) the underlying Common Stock then outstanding (collectively, the “Majority Holders”), agree to register pursuant to one (1) request for registration all or any portion of the Company’s securities then held by the Holders for which registration is necessary for such securities to be freely transferable (collectively, the “Registrable Securities”). With respect to such request, the Company will file a registration statement or a post-effective amendment to the Registration Statement covering the Registrable Securities within 60 days after receipt of the Initial Demand Notice and use commercially reasonable efforts to have such registration statement or post-effective amendment declared effective as soon as possible thereafter; provided, that the Company shall be deemed to have complied with its obligation hereunder so long as it has made such commercially reasonable efforts; provided, further, that the Majority Holders shall provide at least fifteen (15) Business Days notice of the date on which they wish the Company to prepare and file a Registration Statement with the Commission (the “Initial Demand Notice”); provided, further, that, if the Company provides the Majority Holders notice of a Blackout Period (defined below) within five (5) Business Days after it receives the Initial Demand Notice then (i) the Company shall not be required to take any action pursuant to this section 5.1 during such Blackout Period, (ii) the Initial Demand Notice shall be deemed received, for purposes of determining the availability of registration rights of the Holders under this Section 5.1, when actually received by the Company, and (iii) the Initial Demand Notice shall be deemed received, for purposes of determining the timing of any obligation of the Company under this Section 5.1, on the first Business Day immediately succeeding the conclusion of such Blackout Period. The Initial Demand Notice must be received by the Company at any time during a period beginning on the Commencement Date and ending five years subsequent to the Effective Date; provided, that the Majority Holders may not deliver an Initial Demand Notice pursuant to this Section 5.1.1 prior to the consummation of a Business Combination. The Company shall give written notice of its receipt of any Initial Demand Notice from any Holder(s) to all other registered Holders of the Registrable Securities within ten (10) days from the date of receipt of any such Initial Demand Notice. Once made, a request for registration pursuant to an Initial Demand Notice provided in accordance with this Section 5.1.1 may not be revoked, except that such a request for registration pursuant to an Initial Demand Notice may be revoked (and shall not be deemed to have been made for purposes of determining the rights of the Holders under this Section 5.1.1) by a Majority Holders if (i) the Majority Holders have received a notice of a Blackout Period from the Company and (ii) the Majority Holders provide written notice to the Company within (10) Business Days of receipt of any such notice of a Blackout Period requesting such revocation for the purpose of preserving the right to request registration pursuant to an Initial Demand Notice at a time subsequent thereto. For purposes of this Section 5, “Blackout Period” means the period beginning ninety (90) days prior to the date the Company expects to file a registration statement for a public offering (other than a registration statement relating to any employee benefit plan, or a registration statement related solely to stock issued upon conversion of debt securities) and, in the event no such registration statement is filed, ending ninety (90) days thereafter or, in the event such a registration statement is filed, ending on the last day of the distribution period of such primary offering of securities. For the avoidance of doubt, the Company may not delay the ability of the Majority Holders to exercise any of their rights under this Purchase Option by way of giving notice of a Blackout Period more than once in any 12 month period, and any notice of a Blackout Period given by the Company to the Majority Holders cannot come less than six months prior to a previous Blackout Period notice given by the Company. Notwithstanding anything to the contrary herein, a request for registration pursuant to an Initial Demand Notice shall not be deemed to have been made for purposes of determining the rights of the Holders under this Section 5.1.1 if (i) the Majority Holders have requested registration pursuant to an Initial Demand Notice and (ii) such registration has not occurred as a result of the Company’s failure to comply with its obligations under this Section 5.1. For the avoidance of doubt, subject to the other terms and conditions set forth herein, only one (1) request for registration may be made by the Majority Holders under this Section 5.1.1.

5.1.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the reasonable fees and expenses of one (1) legal counsel selected by the Majority Holders to represent them collectively in connection with the registration of the Registrable Securities, but the Holders shall pay any and all underwriting discounts and commissions. The Company agrees to use commercially reasonable efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the Majority Holders; provided, however, that in no event shall the Company be required to register the Registrable Securities in a state in which such registration would cause (i) the Company to be obligated to qualify to do business in such state, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (ii) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company (except to the extent such shares are already subject to an escrow in such state). The Company shall cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 5.1.1 to remain effective for a period of nine consecutive months from the effective date of such registration statement or post-effective amendment.

5.2 “Piggy-Back” Registration.

5.2.1 Grant Of Right. Subject to the other terms and conditions set forth herein, the Holders shall have the right for a period commencing on the Commencement Date and ending seven years subsequent to the Effective Date to include the Registrable Securities then held by them as part of any other registration of securities filed by the Company, other than a registration of securities (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan; provided, however, that if, the Company has been advised by the Company’s managing underwriter or underwriters, if any, for such offering, that the inclusion of such Registrable Securities, when added to the securities being registered by the Company and/or any selling stockholder(s), will exceed the maximum amount or number of the Company’s securities that can be marketed without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall only be obligated to include in compliance with its obligations hereunder, in any such registration:

(i) If the registration is undertaken for the Company’s account: (A) first, the shares of common stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of common stock, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of common stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and

(ii) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities pursuant to written contractual arrangements with such persons, (A) first, the shares of common stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of common stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Registrable Securities and Insider Shares as to which registration has been requested under this Section 5.2 or under the Registration Rights Agreement, dated as of                     , 2005, by and among the Company and the stockholders party thereto (the “Registration Rights Agreement”), as the case may be (pro rata in accordance with the number of shares of Registrable Securities or Insider Shares held by each such holder); and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of common stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares. For purposes hereof, “Insider Shares” shall have the meaning given to such term in the Registration Rights Agreement.

5.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the reasonable fees and expenses of one (1) legal counsel selected by a majority of Holders exercising rights under this Section 5.2 to represent them collectively in connection with the sale of the Registrable Securities but the Holders shall pay any and all underwriting discounts and commissions related to the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the Holders with not less than ten (10) Business Days written notice prior to the proposed date of filing of such registration statement.

Such notice to the Holders shall continue to be given for each applicable registration statement filed (during the period for which the Purchase Option is exercisable) by the Company until such time as the Holders no longer have registration rights under Section 5.2.1. The Holders shall exercise the “piggy-back” rights provided for herein by giving written notice, within five (5) Business Days of the receipt of the Company’s notice of its intention to file a registration statement. The Company shall cause any registration statement filed pursuant to the above “piggy-back” rights to remain effective for at least nine consecutive months from the date that the Holders are first given the opportunity to sell all of such securities.

5.3 Suspension of Use of Effective Registration Statement. If a registration statement relating to the registration of Registrable Securities under this Section 5 hereof has been declared effective (“Effective Registration Statement”), subject to the good faith determination by the Board of Directors of the Company that it is reasonably necessary to suspend the use of such Effective Registration Statement or sales of Registrable Securities by Holders under such Effective Registration Statement, the Company may, upon written notice (the “Suspension Notice”) to the Holders, direct the Holders to suspend the use of or sales under such Effective Registration Statement for a period not to exceed thirty (30) days in any three (3) month period or ninety (90) days in the aggregate in any twelve (12) month period, if any of the following events (each, a “Suspension Event”) shall occur (i) a primary offering of securities by the Company where the Company is advised by the managing underwriter or underwriters that the sale of Registrable Securities pursuant to such Effective Registration Statement would have a material adverse effect on the Company’s primary offering; or (ii) pending negotiations relating to, or the consummation of, a transaction or the occurrence of an event (x) that would require additional disclosure of material information by the Company in such Effective Registration Statement or other public filings and which has not been so disclosed, (y) as to which the Company has a bona fide business purpose for preserving confidentiality, or (z) that renders the Company unable to comply with SEC requirements, under circumstances that would make it unduly burdensome to promptly amend or supplement such Effective Registration Statement on a post-effective basis, as applicable. Upon the occurrence of any such suspension, the Company shall use commercially reasonable efforts to take or cause to be taken such action as is necessary to permit resumed use of such Effective Registration Statement promptly following the cessation of the Suspension Event giving rise to such suspension so as to permit the Holders to resume use of and sales under such Effective Registration Statement as soon as practicable thereafter. Upon cessation of the Suspension Event giving rise to such suspension, the Company shall provide the Holders with prompt written notice that the Suspension Event has ceased (the “End of Suspension Notice”). The Holders shall not effect any sales of the Registrable Securities pursuant to such Effective Registration Statement at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. If so directed by the Company in a Suspension Notice, each Holder will deliver to the Company (at the expense of the Company) all copies, other than permanent file copies then in such Holder’s possession, of any prospectuses covering the Registrable Securities at the time of receipt of such Suspension Notice.

5.4 General Terms.

5.4.1 Indemnification. The Company shall indemnify the Holders and each person, if any, who controls a Holder within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Act, the Exchange Act or otherwise, arising from such registration statement but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the underwriters contained in Section 5 of the Underwriting Agreement between the Company, WMS and the other underwriters named therein dated the Effective Date. The Holders and their successors and assigns, shall indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 5 of the Underwriting Agreement pursuant to which the underwriters have agreed to indemnify the Company.

5.4.2 Exercise Of Purchase Options. Nothing contained in this Purchase Option shall be construed as requiring the Holders to exercise their Purchase Options or Warrants underlying such Purchase Options prior to or after the initial filing of any registration statement or the effectiveness thereof.

5.4.3 Documents Delivered To Holders. The Company shall furnish the Holders that are participating in any of the foregoing offerings, a signed counterpart, addressed to the participating Holders, of (i) any opinion of counsel to the Company delivered to any underwriter engaged in connection with such offering and (ii) any comfort letter from the Company’s independent public accountants delivered to any such underwriter. In the event no legal opinion is delivered to an underwriter in connection with an offering, the Company shall, in connection with such offering, furnish to the Holders that are participating in any of the foregoing offerings, at any time that the Holders shall elect to use a Prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such Prospectus has been declared effective and that no stop order is in effect. The Company shall also deliver promptly to the Holders, if the Holders are participating in such offering, upon request, the correspondence described below and copies of all correspondence between the Commission and the Company, its counsel or auditors and all correspondence relating to discussions with the Commission or its staff with respect to the registration statement and permit the Holders to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable federal and state securities laws or rules of the National Association of Securities Dealers, Inc. (the “NASD”). Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as the Holders, shall reasonably request. The Company shall not be required to disclose any confidential information or other records to the Holders, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company), with the Company with respect thereto.

5.4.4 Underwriting Agreement. The Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by the Holders, whose Registrable Securities are being registered pursuant to this Section 5.1.1, which managing underwriter shall be reasonably acceptable to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, the Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily provided by the Company in agreements of that type. For the avoidance of doubt, the Holders may not require the Company to accept terms, conditions or provisions in any such agreement which the Company determines are not reasonably acceptable to the Company, notwithstanding any agreement to the contrary herein. Such Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and may, at its option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders; provided, that the foregoing shall not be deemed to permit such Holders to negotiate the terms of the underwriting agreement. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holder and its intended methods of distribution. Such Holders, however, shall agree to such covenants and indemnification and contribution obligations for selling stockholders as are customarily contained in agreements of that type. Further, such Holders shall cooperate fully and on a timely basis in the preparation of the registration statement and other documents relating to any offering in which they include securities pursuant to this Section 5. Each such Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

5.4.5 Rule 144 Sale. Notwithstanding anything contained in this Section 5 to the contrary, the Company shall have no obligation pursuant to this Section 5 for the registration of Registrable Securities held by any Holder where (i) such Holder would then be entitled to (or could otherwise) sell under Rule 144 promulgated under the Act (“Rule 144”), including Rule 144(k), within any three-month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities, and any securities underlying such Registrable Securities, if any, then held by such Holder or any portion of securities sought to be registered pursuant to this Section 5 (other than Section 5.4.1), and, only if applicable, (ii) the number of Registrable Securities, and any securities underlying such Registrable Securities, if any, held by such Holder is within the volume limitations under paragraph (e) of Rule 144 (calculated as if such Holder were an affiliate within the meaning of Rule 144). Notwithstanding anything contained in this Section 5 to the contrary, all terms, conditions, rights and obligations set forth in this Section 5 shall fully and finally terminate if, at any time, all of the Holders are entitled to (or could otherwise) sell under Rule 144, including Rule 144(k) within any three month period (or such other period prescribed under Rule 144 as may be provided by amendment thereof) all of the Registrable Securities, and any securities underlying such Registrable Securities, if any, then held by such Holder.

5.4.6 Supplemental Prospectus. Each Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

5.4.7 Holder Obligations. No Holder may participate in any underwritten offering pursuant to this Section 5 unless such Holder (i) agrees to sell only the Holder’s Registrable Securities on the basis reasonably provided in any underwriting agreement, and (ii) completes, executes and delivers any and all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required by or under the terms of any underwriting agreement or as reasonably requested by the Company.

6. Adjustments.

6.1 Adjustments Under Certain Circumstances. The rate at which Units shall be delivered upon exercise of Purchase Option (the “Exercise Rate”) shall be initially 1,000,000 Units. The Exercise Rate shall be adjusted in certain instances as provided in this Section 6 hereof, but shall not be adjusted for any other reason or event. Upon adjustment of the Exercise Rate, the Exercise Price shall also be adjusted in accordance with this Section 6.1.5.

6.1.1 Stock Dividends. If after the date hereof, and subject to the provisions of Section 6.4 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or other similar distribution involving all holders of shares of Common Stock, then, on the effective date of such stock dividend or other similar distribution, the Exercise Rate shall be adjusted to equal the rate determined by dividing the Exercise Rate in effect at the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive such dividend or other distribution by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination, and (ii) the denominator of which shall be the sum of such number of shares of Common Stock in clause (i) above plus the total number of shares of Common Stock constituting such dividend or other distribution. Any such adjustment pursuant to this Section 6.1.1 shall become effective immediately after the opening of business on the day following the record date fixed for such determination. If any dividend or distribution of the type described in this Section 6.1.1 is declared but not so paid or made, the Exercise Rate shall again be adjusted to the Exercise Rate that would then be in effect if such dividend or distribution had not been declared. For example, if the Company declares a two-for-one stock dividend and at the time of such dividend this Purchase Option is for the purchase of one Unit at $7.50 per whole Unit (each Warrant underlying the Units is exercisable for $6.65 per share), upon effectiveness of the dividend, this Purchase Option will be adjusted to allow for the purchase of one Unit at $3.75 (each Warrant exercisable for $3.33 per share).

6.1.2 Subdivision/Combination Of Shares. If after the date hereof, and subject to the provisions of Section 6.4 below, the outstanding shares of Common Stock shall be subdivided or split-up into a greater number of shares of Common Stock, the Exercise Rate in effect immediately after the opening of business on the day following the day upon which such a subdivision or split-up becomes effective shall be proportionately increased, and conversely, in case outstanding shares of Common Stock shall be combined, aggregated or reclassified into a smaller number of shares of Common Stock, the Exercise Rate in effect immediately after the opening of business on the day following the day upon which such combination, aggregation or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

6.1.3 Replacement Of Securities Upon Reorganization, Etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 6.1.1 or Section 6.1.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon exercise hereof, upon the basis and upon the terms and conditions specified herein, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder would have received if such Holder had exercised his, her or its Purchase Option immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

6.1.4 Changes In Form Of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Units as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by the Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof. However, the Company may at any time in its sole discretion make any change in the form of Purchase Option that the Company may deem appropriate and that does not affect the substance thereof, and any Purchase Option thereafter issued, whether in exchange or substitution for an outstanding Purchase Option or otherwise, may be in the form as so changed.

6.1.5 Adjustment to Exercise Price. Whenever the number of Units purchasable upon the exercise of the Purchase Option is adjusted, as provided in this Section 6, the Exercise Price shall be adjusted (to the nearest cent, rounding up) by multiplying such Exercise Price immediately prior to such adjustment by a fraction, (i) the numerator of which shall be the number of Units purchasable upon the exercise of the Purchase Option immediately prior to such adjustment, and (ii) the denominator of which shall be the number of Units so purchasable immediately thereafter. Any such adjustment pursuant to this Section 6.1.5 shall become effective immediately after the opening of business on the day following (i) the record date fixed for such determination giving rise to such adjustment or (ii) the day upon which such subdivision or combination giving rise to such adjustment becomes effective, as the case may be. If any event giving rise to such adjustment does not occur, the Exercise Price shall again be adjusted to the Exercise Price that would be in effect without such adjustment.

6.1.6 Adjustment to Warrant Exercise Price. Whenever the number of Units purchasable upon the exercise of the Purchase Option is adjusted, as provided in this Section 6, the Warrant Exercise Price shall be adjusted (to the nearest cent, rounding up and assuming all Warrants were then outstanding) by multiplying such Warrant Exercise Price immediately prior to such adjustment by a fraction, (i) the numerator of which shall be the number of shares of Common Stock that would be purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter. Any such adjustment pursuant to this Section 6.1.6 shall become effective immediately after the opening of business on the day following (i) the record date fixed for such determination giving rise to such adjustment or (ii) the day upon which such subdivision or combination giving rise to such adjustment becomes effective, as the case may be. If any event giving rise to such adjustment does not occur, the Warrant Exercise Price shall again be adjusted to the Warrant Exercise Price that would be in effect without such adjustment.

6.2 [Intentionally Omitted]

6.3 Substitute Purchase Option. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.

6.4 Elimination Of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock or Warrants upon the exercise of the Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Warrants, shares of Common Stock or other securities, properties or rights.

7. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of the Purchase Option or the Warrants underlying the Purchase Option, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Purchase Option and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder. The Company further covenants and agrees that upon exercise of the Warrants underlying the Purchase Option and payment of the respective Warrant Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder.

8. Certain Notice Requirements.

8.1 Holder’s Right To Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Purchase Options and their exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least ten (10) Business Days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to the Holders a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

8.2 Events Requiring Notice. The Company shall be required to give the notice described in this Section 8 upon one or more of the following events: (i) if the Company shall take a record of the holders of its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (ii) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefore, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.

8.3 Notice Of Change In Exercise Price. The Company shall, promptly after an event requiring a change in the Exercise Price and Warrant Exercise Price pursuant to Section 6 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s President.

8.4 Transmittal Of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or next-day courier service: (i) if to a registered Holder of the Purchase Option, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:

TAC Acquisition Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Attn: Jonathan H. Cohen, Chief Executive Officer

9. Representations and Warranties of the Company. The Company hereby represents and warrants to WMS that:

9.1 Organization, Good Standing and Qualification. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

9.2 Corporate Power. The Company has all requisite corporate power to execute and deliver the Purchase Option and to carry out and perform its obligations under the Purchase Option.

9.3 Authorization; Enforceability; Valid Issuance. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Purchase Option by the Company and the performance of the Company’s obligations hereunder, including the issuance and delivery of the Purchase Option and the reservation of the Common Stock underlying the Purchase Option has been taken. The Purchase Option constitutes, and the Warrant Agreement, when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally, (ii) as such enforceability may be limited by an implied covenant of good faith and fair dealing, (iii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws or principles of public policy, (iv) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (v) as such enforceability may be limited by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Common Stock, when issued upon exercise of this Purchase Option or the Warrants underlying this Purchase Option and in compliance with the provisions of this Purchase Option, will be validly issued, fully paid and nonassessable and free and clear of any preemptive rights under the Company’s certificate of incorporation (as amended).

9.4 Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid offer, execution, sale and delivery of this Purchase Option, have been obtained and are effective.

9.5 Compliance with Other Instruments. The execution, delivery and performance of this Purchase Option and the consummation of the transactions contemplated hereby and the compliance by the Company with the terms hereof do not and will not (i) result in a breach of, or conflict with any of the terms and provisions of, or constitute a default, with or without the giving of notice of the lapse of time or both, under, or result in the creation, modification, termination or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to the terms of any material agreement or instrument to which the Company is a party, (ii) result in any violation of the provisions of the certificate of incorporation (as amended) or the bylaws of the Company, or (iii) result in a material violation of any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company or any of its properties or business.

10. Miscellaneous.

10.1 Amendments. No term or provision of this Agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

10.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.

10.3 Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof. Except as set forth in Section 9 hereof, the Holder acknowledges that neither the Company nor any of its representatives or advisors has made any representation or warranty to the Holders with respect to this Purchase Option, the securities underlying this Purchase Option or any other matter.

10.4 Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees, respective successors, legal representative and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.

10.5 Governing Law; Submission To Jurisdiction. This Purchase Option shall be governed by and interpreted and construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The Company and the Holder irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the new York State Supreme Court in the Borough of Manhattan, in any action arising out of or relating to this Purchase Option, agree that all claims in respect of the action may be heard and determined in any such court and agree not to bring any action arising out of or relating to this Purchase Option in any other court. In any action, the Company and the Holder irrevocably and unconditionally waive and agree not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above court, that such action is brought in an inconvenient forum or that the venue of such action is improper. Without limiting the foregoing, the Company and the Holder agree that the service of process on either at the address provided in Section 8.4 shall be deemed effective service of process on such party. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

10.6 Waiver, Etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non- fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

10.7 Execution In Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

10.8 [Intentionally Omitted.]

10.9 Underlying Warrants. At any time after exercise by a Holder of this Purchase Option, such Holder may exchange his Warrants (with an initial Warrant Exercise Price of $6.65 per share) for Public Warrants (with an initial exercise price of $5.00 per share) upon payment to the Company of the difference between the then exercise price of his Warrant and the then exercise price of the Public Warrants; provided, however, that such exchange may only be made subject to compliance with or exemption from applicable federal and state securities laws.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Unit Purchase Option to be signed by its duly authorized officer as of the      day of             , 2005.

TAC ACQUISITION CORP.

By:
	Name:	Jonathan H. Cohen
	Title:	Chief Executive Officer

Exhibit A

Form to be used to exercise Purchase Option:

EXERCISE FORM

TAC Acquisition Corp.

8 Shore Sand Drive, Suite 255

Greenwich, CT 06830

Date:                    , 200

Payment Exercise: The undersigned hereby elects irrevocably to exercise all or a portion of the within Purchase Option and to purchase              Units of TAC Acquisition Corp. and hereby makes payment of $             (at the rate of $             per Unit) in payment of the Exercise Price pursuant thereto. Please issue the Common Stock and Warrants as to which this Purchase Option is exercised in accordance with the instructions given below.

OR

The undersigned hereby elects irrevocably to exercise its right to convert                      Units pursuant to Section 2.4 of the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (with a “Value” of $            ; a “Current Market Value” of $            ; and a “Current Market Price” of $            ). Please issue that number of securities comprising the Units (as determined in accordance with Section 2.4 of the Purchase Option) in accordance with the instructions given below.

Signature

Signature Guaranteed

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (AS THAT TERM IS DEFINED IN RULE 17AD-15 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name_______________________________________________________________________________________________________
(Print in Block Letters)

Address_____________________________________________________________________________________________________

Exhibit B

Form to be used to assign Purchase Option:

FORM OF ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Purchase Option):

FOR VALUE RECEIVED                                                                                                                                         does hereby sell, assign and transfer unto                                                                                                                                             a permitted transferee under Section 3.1 of the Purchase Option, the right to purchase                      Units of TAC Acquisition Corp. (the “Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.

Dated:                     , 200

Signature

Signature Guaranteed

NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (AS THAT TERM IS DEFINED IN RULE 17AD-15 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).